                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               PLANTRONICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               PLANTRONICS, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 30, 1998

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PLANTRONICS, INC., a Delaware corporation (the "Company"), will be held on Thursday, July 30, 1998 at 12:00 noon, local time, at The Museum of Art and History at the McPherson Center, 705 Front Street, Santa Cruz, California for the following purposes:

     1. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors are elected.

     2. To ratify and approve a 1,300,000 share increase in the Common Stock issuable under the 1993 Stock Plan.

     3. To ratify the appointment of Price Waterhouse LLP as independent public accountants of the Company for the fiscal year ending March 27, 1999.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 5, 1998 are entitled to notice of and to vote at the meeting.

     To assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          John A. Knutson
                                          Secretary

Santa Cruz, California
June 26, 1998

                             YOUR VOTE IS IMPORTANT

     TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               PLANTRONICS, INC.

                            ------------------------

                                PROXY STATEMENT
                    FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of PLANTRONICS, INC., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held Thursday, July 30, 1998 at 12:00 noon, local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Museum of Art and History at the McPherson Center, 705 Front Street, Santa Cruz, California. The Company's principal executive offices are located at 337 Encinal Street, Santa Cruz, California 95060 and the telephone number at that location is (408) 426-5858.

     These proxy solicitation materials and the Annual Report to Stockholders for the fiscal year ended March 28, 1998, including financial statements, were first mailed on or about June 26, 1998 to all stockholders entitled to vote at the meeting.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record at the close of business on June 5, 1998 are entitled to notice of and to vote at the meeting. At the record date, 16,480,928 shares of the Company's authorized Common Stock were issued and outstanding and held of record by 80 stockholders. No shares of the Company's authorized Preferred Stock were outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

     This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST" or "WITHHELD" with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions (i.e. votes of "WITHHELD"), the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and

(ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     Under current Delaware case law, while broker non-votes (i.e. the votes of shares held of record by brokers as to which the underlying beneficial owners have given no voting instructions and such brokers have no discretionary voting authority) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will make a quorum more readily obtainable but the broker non-vote will not otherwise affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than February 26, 1999 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     A board of seven directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

     Pursuant to the terms of a Board Designation Agreement between the Company and Citicorp Venture Capital, Ltd. ("CVC"), the Company's largest stockholder, the Company will nominate and support for election to the Board of Directors three designees of CVC. Directors Logan, Muqaddam and O'Mara are the nominees designated by CVC. See "Board Designation Agreement" below for a description of the Board Designation Agreement. See also "Additional Information -- Security Ownership of Principal Stockholders and Management."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

     The names of the nominees and certain information about them as of June 5, 1998 are set forth below:

                                                                                           DIRECTOR
                NAME OF NOMINEE                  AGE       POSITIONS WITH THE COMPANY       SINCE
                ---------------                  ---       --------------------------      --------
Robert S. Cecil................................  63    Chairman of the Board of Directors    1992
                                                       and Chief Executive Officer
Robert F.B. Logan(1)...........................  65    Director                              1997
M. Saleem Muqaddam(1)..........................  51    Director                              1994
John Mowbray O'Mara(2).........................  70    Director                              1994
Trude C. Taylor(2).............................  77    Director                              1989
J. Sidney Webb(2)..............................  78    Director                              1990
David A. Wegmann(1)............................  51    Director                              1988

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Mr. Cecil joined the Company in March 1992 as Chief Executive Officer and a Director. From March 1992 to March 1998, Mr. Cecil also served as President of the Company. In September 1993, Mr. Cecil was elected Chairman of the Board of Directors. From 1984 to December 1991, Mr. Cecil held a number of positions with LIN Broadcasting Corporation, a subsidiary of McCaw Cellular Communications Inc. that provides cellular services in North America, including President of its Cellular Group. From 1977 to 1984, he held various positions with Motorola. Inc., including Vice President and Corporate Director of Marketing. Prior to that he held various senior sales and marketing management positions with IBM Corporation. Mr. Cecil also serves on the Board of Directors of TAB Products Co., which manufactures and markets a broad range of filing systems and supplies, systems furniture, computer-related products and forms processing equipment; Xylan Corporation, a provider of high bandwidth switching systems that enhance the performance of existing local area networks and facilitate migration to networking technologies; and GT Group Telecom Inc., a Canadian company which is a competitive local exchange carrier.

     Mr. Logan has more than 30 years of diverse senior executive experience. Most recently, he was chairman and CEO of Banc One Arizona and Bank One Arizona from April 1995 to March 1996. From May

1993 to March 1995 he served as director of Banc One Arizona and from January 1990 to April 1993 he was President and Chief Operating Officer of Valley National, the predecessor of Bank One Arizona. Prior to 1990 Mr. Logan was President and Chief Executive Officer of Alexander Hamilton Life Insurance Company, Chief Financial Officer for Continental Grain Company of New York, and Executive Vice President of the Merchant Banking Group at Citicorp. Mr. Logan currently is a member of the boards of directors of EABC, a broadcasting company, York International Corporation, an air conditioning and refrigeration products manufacturer, Bank One Arizona Corporation, a commercial bank, and Banc One Capital Partners, an investment partnership.

     Mr. Muqaddam has served as a Vice President of CVC and its affiliated investment companies since 1989. Previously he spent 15 years with Citibank, N.A. and its affiliates in senior management positions. Mr. Muqaddam is a director of Pamida Holdings Corporation, Chromcraft Remington Inc. and Fairwood Corporation.

     Mr. O'Mara has been a management consultant since May 1993. From May 1990 to May 1993, he served as Chairman of the Executive Committee of Quality Care Systems, Inc., a provider of computer-based "expert" medical cost containment systems. From August 1988 through December 1989, Mr. O'Mara served as Chairman of the Board and Chief Executive Officer of Global Natural Resources, Inc. Prior to 1988, Mr. O'Mara spent 22 years as an investment banker, serving most recently as Managing Director for Chase Investment Bank, a subsidiary of Chase Manhattan Bank, N.A. Mr. O'Mara is a director of Baldwin & Lyons, Inc. and The Midland Company.

     Mr. Taylor has been a private investor since 1987 and a principal in TC Associates, a management consulting firm, since 1984. He served as a director of the Company's former operating subsidiary, Plantronics, Inc., from 1969 until its merger into the Company in January 1994. He was Chairman of the Board of Directors and a Director of Zehntel, Inc. ("Zehntel"), a manufacturer of automated test equipment and a former subsidiary of Plantronics, Inc., from 1984 to 1987, Chief Executive Officer of Zehntel from 1984 to 1985 and Chairman of the Board of Directors, President and Chief Executive Officer of Electronic Memories and Magnetics Corporation, a manufacturer of computer peripherals, from 1969 until 1984. He is also a director of Dense PAC Microsystems, Inc. and Xylan Corporation.

     Mr. Webb has been Chairman of the Board of Directors of The Titan Corporation since 1984. The Titan Corporation designs, manufactures and installs high technology information and electronic products and systems for government, commercial and international clients. Mr. Webb was a director of the Company's former operating subsidiary, Plantronics, Inc., from 1983 to 1989, and rejoined the boards of directors of that corporation and the Company in January 1990. He was a private investor and consultant from 1981 to 1984. Prior to that, he was Vice Chairman of TRW, Inc. until 1981. He is currently a director of EIP Microwave, Inc., Titan Corp. and Microfocus.

     Mr. Wegmann has been a private investor since August 1988. Prior to that, he was a Vice President of CVC. Mr. Wegmann was the sole director of the Company from its inception in August 1988 until March 1989. He also served as a director of the Company's former operating subsidiary, Plantronics, Inc., from March 1989 until its merger with the Company in January 1994. Mr. Wegmann is also a director of Innoserv Technologies, Inc.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of 4 meetings, and acted by unanimous written consent once, during the fiscal year ended March 28, 1998. Except for director Webb, who was unable to attend one Board meeting, each director attended all of the meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or any committee performing such functions.

     The Compensation Committee, which consists of directors Taylor, Webb and O'Mara, met once, and acted by unanimous written consent nine times, during the fiscal year. This Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other highly compensated employees of the Company and administers various incentive compensation and benefit plans. Mr. O'Mara was appointed to the Compensation Committee as the designee of CVC pursuant to the terms of the Company's 1993 Stock Plan.

     The Audit Committee, which consists of directors Logan, Muqaddam, and Wegmann, met once during the fiscal year. This Committee is responsible for overseeing actions taken by the Company's independent auditors and reviews the Company's internal financial controls.

COMPENSATION OF DIRECTORS

     The directors of the Company, other than directors who are also executive officers, receive a retainer fee of $5,000 per quarter, plus a fee of $1,000 for attendance at each meeting of the Board of Directors and the Audit and Compensation Committees. Directors also are entitled to reimbursement of expenses incurred in connection with attendance at meetings.

     Each non-employee director of the Company is entitled to participate in the Company's 1993 Director Stock Option Plan (the "Director Plan"). Pursuant to the Director Plan, directors Logan, Muqaddam, O'Mara, Taylor, Webb and Wegmann each received on January 15, 1998 an option to purchase 1,000 shares of Common Stock at an exercise price of $41.688 per share.

BOARD DESIGNATION AGREEMENT

     The Company and CVC are parties to a Board Designation Agreement under which the Company will nominate for election to the Board of Directors of the Company up to three designees of CVC and will solicit proxies in favor of the election of such nominees. During the term of such Agreement, for so long as CVC owns at least 66 2/3% of the Common Stock held by it immediately following the Company's initial public offering, the Company has agreed to nominate and support the election of three CVC designees to the Board of Directors. During any period that CVC owns more than 15% of the outstanding Common Stock of the Company (on a fully diluted basis assuming exercise of all outstanding options or warrants to purchase Common Stock and the conversion of all securities convertible into Common Stock) but less than 66 2/3% of the Common Stock held by it immediately following the Company's initial public offering, the Company will nominate and support for election two CVC designees. For so long as CVC owns at least 10% of the outstanding Common Stock of the Company on a fully diluted basis, the Company will nominate and support for election at least one CVC designee. Additionally, any interim term vacancy of any directorship held by a CVC designee immediately prior to such vacancy shall be filled by a nominee selected by a majority of the remaining CVC designee(s). Interim term vacancies of any directorships held by non-CVC designees shall be filled by a nominee selected by a majority of the remaining Board members that are neither CVC designees nor the Company's Chief Executive Officer. The Agreement expires on the earlier to occur of (i) January 19, 2004 (the tenth anniversary of the Company's initial public offering) and (ii) the date on which CVC no longer has the right under the Agreement to designate a director for nomination to the Company's Board of Directors.

VOTE REQUIRED

     If a quorum is present and voting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the meeting, but will have no other legal effect upon the election of directors under Delaware law.

                                  PROPOSAL TWO

                   APPROVAL OF A 1,300,000 SHARE INCREASE IN
                   SHARES ISSUABLE UNDER THE 1993 STOCK PLAN

     The Company is seeking stockholder approval for an amendment of the 1993 Stock Plan (the "1993 Plan") to increase the number of shares issuable under the 1993 Plan. The 1993 Plan was adopted by the Board of Directors and the stockholders in September 1993. On May 6, 1998, the Board of Directors approved an increase of 1,300,000 shares issuable under the 1993 Plan which, if approved by the stockholders, would increase the total shares reserved for issuance under the 1993 Plan since its inception to 5,459,242 shares.

     The Board believes the proposed increase is in the best interest of the Company. The Board believes that the increase will provide an adequate reserve of shares for issuance under the 1993 Plan which is necessary to enable the Company to compete successfully with other companies to attract and retain valuable employees.

     As of June 5, 1998, options to purchase 4,062,748 shares of Common Stock had been granted under the 1993 Plan and 96,494 shares remained available for future option grants. Subject to stockholder approval of the increase of 1,300,000 shares, there would then be 1,396,494 shares available for future grants. Options to purchase a total of 1,044,628 shares under the 1993 Plan had been exercised as of such date. The aggregate market value on June 5, 1998 of the unexercised options for shares of Common Stock under the 1993 Plan was $108,873,340, based on a closing price of $47.625 on the New York Stock Exchange on such date.

SUMMARY OF 1993 PLAN

     Purposes. The purposes of the 1993 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive for employees and consultants of the Company and to promote the success of the Company's business.

     Administration. For so long as CVC owns at least 10% of the Common Stock of the Company, the 1993 Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"), which Committee shall be composed solely of two or three (but no more than three) directors who are neither employees nor consultants of the Company, at least one of whom shall be a designee of CVC; provided, however, that the Committee shall have discretionary authority to take actions with respect to outstanding options only with at least two-thirds vote of the Committee or, in the alternative, upon a majority vote of the Committee ratified by approval of at least two-thirds vote of the Board of Directors. After the date upon which CVC ceases to own at least 10% of the Company's Common Stock, the 1993 Plan shall also be administered by the Committee, which Committee shall be composed of two or more directors who are neither employees nor consultants of the Company, and which Committee shall have the full discretionary authority to take all actions with respect to the 1993 Plan upon a majority vote.

     The Committee has full power to select, from among the employees and consultants of the Company eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the 1993 Plan. The interpretation and construction of any provision of the 1993 Plan by the Committee shall be final and conclusive.

     Eligibility. The 1993 Plan provides that options may be granted to employees (including officers and directors who are also employees) and consultants to the Company or its parent or subsidiary. Incentive stock options may only be granted to employees. The Committee selects the individuals to whom options will be granted and determines the number of shares to be represented by each option as well as the terms thereof.

     Stock Options. Each option granted under the 1993 Plan is to be evidenced by a written stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

          (a) Exercise of the Option. The committee determines on the date of grant when options become exercisable. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the option agreement and may consist of (1) cash, (2) check, (3) shares of Common Stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the Board and the broker, if applicable, shall require to effect a cash-less exercise of the option and delivery to the Company of the amount of sale or loan proceeds required to pay the exercise price, (5) any combination of the foregoing methods or (6) such other consideration and method of payment permitted under applicable law.

          (b) Exercise Price. The exercise price of options granted under the 1993 Plan is determined on the date of grant. In the event of the grant of a nonstatutory option below the fair market value, the difference between fair market value on the date of grant and the exercise price would be treated as a compensation expense for accounting purposes and would therefore affect the Company's earnings. In the case of incentive stock options granted to an employee who at the time of grant owns more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the exercise price must be at least 110% of the fair market value per share of the Common Stock at the time of grant. The exercise price of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The fair market value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on The New York Stock Exchange on the date of grant.

          (c) Termination. Subject to the terms of employment agreements between the Company and individual optionees, if the optionee's employment or consulting relationship with the Company is terminated for any reason, including death or total and permanent disability, options may be exercised after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the date of such termination, provided that the option is exercised no later than its expiration date. Under an amendment to the 1993 Plan made in April 1996, the expiration date for all new option grants issued subsequent to the amendment will be sixty (60) days from the termination date.

          (d) Term and Termination of Options. At the time an option is granted, the Board or the Committee determines the period within which the option may be exercised. In no event may the term of an incentive stock option be longer than 10 years. No option may be exercised by any person after the expiration of its term. An option granted to an optionee who, at the time such option is granted, owns more than 10% of the voting power of all classes of stock of the Company, may not have a term of more than five years.

          (e) Nontransferability of Options. An option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee.

          (f) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1993 Plan as may be determined by the Board or the Committee.

     Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger, Sale of Assets or Change of Control. Subject to any required action by the stockholders of the Company, in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Company's Common Stock, or any other increase or decrease in the number of issued shares of Common Stock or in the number or amount of convertible securities (as defined in the 1993 Plan) effected without receipt of consideration by the Company, the number of shares of Common Stock covered by each outstanding option and the number of shares of Common Stock which have been authorized for issuance under the 1993 Plan but as to which no options have yet been granted or which have been returned to the 1993 Plan upon cancellation or expiration of an option, as well as the price per share of Common Stock covered by each such outstanding option, shall be proportionately adjusted so that such options' claim on assets, earnings and voting power remains the same before and after any increase or decrease in the number of issued shares of Common Stock resulting from such event. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. In the event that the Company undertakes any corporate separation or division, including, without limitation, a split-up, split-off or spin-off, the Committee shall provide that the holder of each option shall receive, upon a subsequent exercise of his or her option, the same per share consideration for each share exercised that stockholders of the Company received for each share of their holdings pursuant to the corporate separation or division. In the event that the Company offers for sale any Common Stock or any convertible securities for an initial consideration price per share of Common Stock less than the fair market value of such securities, and in the further event the sales pursuant to such offerings result in the fair market value of the Common Stock declining, the per share exercise price of each outstanding option shall be adjusted so that the ratio of the exercise price to the fair market value of the Common Stock before and after the closing of such sales remains constant. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

     In the event of a proposed dissolution or liquidation of the Company, after proper notice thereof and sufficient time to exercise all vested options, all outstanding unexercised options will immediately terminate prior to the consummation of such proposed action.

     In the event of a "Change of Control" (as defined below), the Committee shall provide for optionees to have the right to exercise their options as to all of the shares subject to each option, including shares that would not otherwise be exercisable. In such event, the Committee shall notify each optionee that the options shall be exercisable for a period of not less than thirty (30) days from the date of such notice. For these purposes, a "Change of Control" shall mean the occurrence of any of the following events:

          (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company's then outstanding voting securities; or

          (b) A change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who (i) were directors of the Company as of the date the 1993 Plan was adopted, (ii) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company or (iii) are selected in accordance with the terms of the Board Designation Agreement between the Company and CVC; or

          (c) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy percent (70%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition of the Company of all or substantially all of the Company's assets.

     Amendment and Termination of the 1993 Plan. The Board may amend the 1993 Plan at any time or from time to time or may terminate the 1993 Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the 1993 Plan for which stockholder approval would be required under applicable law or regulation (including the requirements of The New York Stock Exchange), as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 1993 Plan. The Committee may accelerate any option or waive any condition or restriction pertaining to such option at any time. The Committee may also reduce the exercise price of any option to the then current fair market value, if the fair market value of the Common Stock covered by such option shall have declined since the date the option was granted. In any event, the 1993 Plan shall terminate in September 2003. Any options outstanding under the 1993 Plan at the time of its termination shall remain outstanding until they expire by their terms.

     Certain Federal Income Tax Information. An optionee who is granted an incentive stock option will not recognize taxable income either at the time of grant or exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise, or
(ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is subject to
Section 16 of the Securities Exchange Act of 1934. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

     An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercised by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     Unless limited by Section 162(m) of the Code, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by an optionee with respect to shares acquired upon exercise of an option.

     The foregoing summary of the federal income tax consequences of 1993 Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss foreign, state or local tax consequences.

VOTE REQUIRED

     The affirmative vote of a majority of the Votes Cast will be required to approve the amendment to the 1993 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1993 PLAN.

                                 PROPOSAL THREE

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending March 27, 1999, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

     Price Waterhouse has audited the Company's financial statements annually since 1988. Representatives of Price Waterhouse will be available at the meeting to respond to any appropriate questions, and such representatives will have an opportunity to make a statement at the meeting if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                             ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of Common Stock of the Company as of April 30, 1998 as to
(i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws.

                                                              COMMON STOCK   APPROXIMATE
            FIVE PERCENT STOCKHOLDERS, DIRECTORS              BENEFICIALLY   PERCENTAGE
               AND CERTAIN EXECUTIVE OFFICERS                   OWNED(1)      OWNED(2)
            ------------------------------------              ------------   -----------
Citicorp Venture Capital Ltd.(3)............................   5,856,168       35.5%
  399 Park Avenue, 6th Floor
  New York, NY 10043
PRIMECAP Management Company(4)..............................   1,608,000         9.8
  225 South Lake Ave., Suite 400
  Pasadena, CA 91101-3005
Wellington Management Company, LLP(5).......................   1,082,900         6.6
  75 State Street
  Boston, MA 02109
SMALLCAP World Fund, Inc.(6)................................   1,000,000         6.1
  333 South Hope Street
  Los Angeles, CA 90071
Lord, Abbett & Co.(7).......................................     964,200         5.6
  767 Fifth Avenue
  New York, NY 10153-0203
Robert S. Cecil.............................................   1,456,796         8.1
  337 Encinal Street
  Santa Cruz, CA 95060
Robert F.B. Logan...........................................       2,500           *
M. Saleem Muqaddam..........................................       5,686           *
John Mowbray O'Mara.........................................      13,686           *
Trude C. Taylor.............................................      97,266           *
J. Sidney Webb(8)...........................................      28,812           *
David A. Wegmann............................................     297,278         1.8
C. Donald Cooper............................................         455           *
Donald S. Houston...........................................      44,872           *
S. Kenneth Kannappan........................................      68,493           *
John A. Knutson.............................................       4,704           *
All directors and executive officers as a group (16
  persons)..................................................   2,058,300       11.4%

---------------
 *  Less than 1%.

(1) Includes stock subject to stock options held by directors and executive officers that are exercisable within 60 days of April 30, 1998, as follows:
    Mr. Cecil, 1,441,844 shares; Mr. Logan, 1,000 shares; Mr. Muqaddam, 5,686 shares; Mr. O'Mara, 5,686 shares; Mr. Taylor, 5,686 shares; Mr. Webb, 5,686 shares; Mr. Wegmann, 5,686 shares; Mr. Cooper, 0 shares; Mr. Houston, 40,104 shares; Mr. Kannappan, 62,004 shares; Mr. Knutson, 3,072 shares; and all directors and executive officers as a group (16 persons), 1,611,808 shares.

(2) Based on 16,480,928 shares of Common Stock outstanding on April 30, 1998.

(3) Citicorp Venture Capital Ltd. is a wholly-owned subsidiary of Citibank, N.A., which is in turn a wholly-owned subsidiary of Citicorp. Information provided herein is based solely on joint Schedules 13G for these entities dated February 13, 1998 and March 13, 1998.

(4) PRIMECAP Management Company claims shared dispositive power as to 1,608,000 shares, which it owns on behalf of Vanguard/PRIMECAP Fund, Inc. Vanguard/PRIMECAP Fund, Inc. claims shared dispositive and sole voting power as to such shares. Information provided herein with respect to PRIMECAP Management Company is based on PRIMECAP Management Company's Schedule 13G dated February 10, 1998, Vanguard/PRIMECAP Fund, Inc.'s Schedule 13G dated February 9, 1998, and subsequent correspondence from PRIMECAP Management Company.

(5) Wellington Management Company, LLP, in its capacity as an investment advisor, may be deemed to beneficially own 1,082,900 shares which are held of record by its clients. Wellington Management Company, LLP claims shared dispositive power as to the 1,082,900 shares and shared voting power as to 875,000 shares. Information provided herein is based solely on Wellington Management Company's Schedule 13G dated February 10, 1998.

(6) The Capital Group Companies, Inc. wholly owns Capital Research and Management Company, an investment management company, which along with The Capital Group Companies, Inc. claims sole dispositive power as to the 1,000,000 shares. Capital Research and Management Company serves as an investment adviser to SMALLCAP World Fund, Inc., which claims sole voting power as to the 1,000,000 shares. The Capital Group Companies, Inc. and Capital Research and Management Company disclaim beneficial ownership of such shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended. Information provided herein is based solely on a joint
    Schedule 13G for these three entities dated February 11, 1998.

(7) Lord, Abbett & Co. claims sole voting power and sole dispositive power as to the 964,200 shares. Information provided herein is based solely on Lord, Abbett & Co.'s Schedule 13G dated February 13, 1998.

(8) Includes 23,126 shares held in the name of the Webb Family Trust.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company during the fiscal years ended March 30, 1996, March 29, 1997 and March 28, 1998 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the CEO and such other officers collectively the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                           ANNUAL COMPENSATION                COMPENSATION
                              ---------------------------------------------      AWARDS
          NAME AND                                           OTHER ANNUAL     ------------      ALL OTHER
     PRINCIPAL POSITION       YEAR   SALARY(1)    BONUS     COMPENSATION(2)    OPTIONS(#)    COMPENSATION(3)
     ------------------       ----   ---------   --------   ---------------   ------------   ---------------
Robert S. Cecil.............  1998   $489,504    $489,504       $48,255(4)           --         $199,602
  Chairman of the             1997    478,500     478,500         2,097(4)           --          172,059
  Board of Directors and      1996    445,875     515,875        52,522(5)           --          160,434
  Chief Executive Officer
C. Donald Cooper............  1998    265,000      85,000        75,020(6)       30,000          108,585
  Senior Vice President --    1997     30,577      14,167            --          80,000               69
  Chief Strategy Officer      1996         --          --            --              --               --
Donald S. Houston...........  1998    200,000     122,212        59,549(6)       10,000           82,154
  Senior Vice President --
    Sales                     1997     73,077      37,833            --         100,000            9,392
                              1996         --          --            --              --               --
S. Kenneth Kannappan........  1998    208,333     179,576        18,387(4)       80,000           91,164
  President and Chief         1997    161,253      92,487        18,580(7)       30,000           58,402
  Operating Officer           1996    179,883(8)       --            --          44,680           45,722
John A. Knutson.............  1998    145,275     145,275         4,683(4)       20,000           59,794
  Vice President -- Legal,    1997    133,538     158,538           795(4)       10,000           48,559
  Senior General Counsel      1996   $125,775    $125,775       $    --              --         $ 46,008
  and Secretary

---------------
(1) Includes salary deferred at the election of the executive officer.

(2) Includes perquisites only where the aggregate amount thereof equals or exceeds the lesser of $50,000 or 10% of the salary plus bonus for the executive officer.

(3) Amounts shown include (i) $987 (except for Mr. Kannappan who received $964), $830 (except for Mr. Cooper who received $69 and Mr. Houston who received $277) and $830 in life and disability payments by the Company in fiscal years 1996, 1997 and 1998, respectively; (ii) the following contributions by the Company under the quarterly profit sharing plan in fiscal years 1996, 1997 and 1998, respectively: Mr. Cecil ($75,609, $80,609 and $95,762), Mr.
    Cooper (none, none and $51,825), Mr. Houston (none, $9,115 and $39,113), Mr. Kannappan ($21,208, $27,143 and $47,139) and Mr. Knutson ($21,346, $22,486
    and $28,424); and (iii) the following contributions by the Company under the Annual Profit Sharing/Individual Savings Plan for fiscal years 1996, 1997 and 1998, respectively: Mr. Cecil ($83,838, $90,620 and $103,010), Mr.
    Cooper (none, none and $55,930), Mr. Houston (none, none and $42,211), Mr. Kannappan ($23,550, $30,429 and $43,195) and Mr. Knutson ($23,675, $25,243
    and $30,540).

(4) Reflects the dollar value of the difference between the price paid for shares of the Company's stock purchased pursuant to the Company's Senior Executive Stock Purchase Plan and the fair market value of such stock at the date of purchase.

(5) Represents amounts reimbursed for taxes on certain benefits and $37,645 paid by the Company in 1996 in connection with the relocation of Mr. Cecil.

(6) Reflects the dollar value of the difference between the price paid for shares of the Company's stock purchased pursuant to the Company's Senior Executive Stock Purchase Plan and the fair market value of such stock at the date of purchase. Such amounts were $2,150 and $26,635 for Messrs. Cooper and Houston, respectively. Amounts shown also reflect other personal benefits, including relocation payments of $57,902 and $16,932 to Messrs. Cooper and Houston, respectively.

(7) Represents a $14,683 foreign assignment premium and $3,897, which is the dollar value of the difference between the price paid by Mr. Kannappan for shares of the Company's stock purchased pursuant to the Company's Senior Executive Stock Purchase Plan and the fair market value of such stock at the date of purchase.

(8) Reflects $53,998 in commissions paid by the Company to Mr. Kannappan in 1996.

OPTION GRANTS

     The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the fiscal year ended March 28, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS(1)
                         ------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF     % OF TOTAL                                    ASSUMED ANNUAL RATES OF
                         SECURITIES     OPTIONS                                    STOCK PRICE APPRECIATION FOR
                         UNDERLYING    GRANTED TO     EXERCISE OR                         OPTION TERM(2)
                          OPTIONS     EMPLOYEES IN       BASE        EXPIRATION   ------------------------------
         NAME            GRANTED(#)   FISCAL YEAR     PRICE($/SH)     DATE(S)         5%($)           10%($)
         ----            ----------   ------------    -----------    ----------   -------------    -------------
Robert S. Cecil........        --           --%         $   --          --         $       --       $       --
C. Donald Cooper.......    30,000          4.7           21.06       4/28/07          397,336        1,006,926
Donald S. Houston......    10,000          1.6           39.88       1/30/08          250,803          635,584
S. Kenneth Kannappan...    80,000         12.4           32.82(3)    4/28/07        1,651,226(4)     4,184,530(4)
                                                                        and
                                                                      1/30/08
John A. Knutson........    20,000          3.1%         $30.47(3)    4/28/07       $  383,248(4)    $  971,227(4)
                                                                        and
                                                                      1/30/08

---------------
(1) These options were granted pursuant to the Company's 1993 Stock Plan. The option exercise prices were at the fair market value of the Company's Common Stock on the date of grant. All options expire 10 years from the date of grant, are not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee's lifetime only by the optionee. The options become exercisable at the rate of 37.5% of the total grant 18 months after the date of grant and 2.083% of the total grant each month thereafter. The options are fully vested at four years from the date of grant. To the extent exercisable at the time of employment termination, options may be exercised for an additional two months.

(2) Potential gains are net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect the Company's estimate of future stock price growth.

(3) Reflects weighted average of shares for Mr. Kannappan who was granted 30,000 shares at $21.063 (that expire on April 28, 2007) and 50,000 shares at $39.875 (that expire on January 30, 2008) and for Mr. Knutson who was granted 10,000 shares at $21.063 (that expire on April 28, 2007) and 10,000 shares at $39.875 (that expire on January 30, 2008).

(4) Exercise price calculated as a weighted average in the following cases: As to Mr. Kannappan, based on 30,000 options at an exercise price of $21.063 per share and 50,000 options at an exercise price of $39.875 per share, expiring on April 28, 2007 and January 30, 2008, respectively; as to Mr. Knutson, based on 10,000 options at an exercise price of $21.063 per share and 10,000 options at an exercise price of $39.875 per share, expiring on April 28, 2007 and January 30, 2008, respectively.

OPTION EXERCISES AND VALUES

     The following table sets forth certain information regarding option exercises and the value of options held by the Named Executive Officers.

                  FISCAL YEAR-END OPTION EXERCISES AND VALUES

                                                          NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT              IN-THE-MONEY OPTIONS AT
                             SHARES                         MARCH 28, 1998(#)           MARCH 28, 1998($)(1)
                           ACQUIRED ON      VALUE      ---------------------------   ---------------------------
          NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   -----------   -----------   -------------   -----------   -------------
Robert S. Cecil..........    160,000     $6,556,000     1,441,844            --      $56,036,250    $       --
C. Donald Cooper.........         --             --            --       110,000               --     2,095,625
Donald S. Houston........         --             --            --       110,000               --     2,240,000
S. Kenneth Kannappan.....         --             --        48,502       141,498        1,222,270     2,070,100
John A. Knutson..........      9,998     $  254,782           835        32,237      $    27,190    $  467,217

---------------
(1) Based on market value of the Company's Common Stock at March 28, 1998 of $40.75, minus the exercise price.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     In January 1994, the Company entered into a three-year employment agreement with Robert S. Cecil, Chief Executive Officer, that amended and restated Mr. Cecil's prior employment agreement. The term of the agreement automatically extends for additional one-year periods unless either the Company or the employee gives advance notice of termination. The agreement provided for an initial annual base salary of $375,000, which was subsequently increased to $435,000 as of January 1994, to $478,500 in January 1996, and to $526,350 in
January 1998, and which will be reviewed at least annually. The agreement also provides for an annual performance bonus of up to 100% of base salary if the Company exceeds certain performance targets established by its Board of Directors. Under the terms of his employment agreement, Mr. Cecil is entitled to reimbursement of certain expenses in connection with his employment with the Company, including temporary living expenses and reimbursement for taxes. He is also entitled to participate in most Company benefit plans.

     In the event that (i) the Company terminates Mr. Cecil's employment (other than for cause) or (ii) Mr. Cecil terminates his employment voluntarily or as a result of his constructive discharge, or (iii) Mr. Cecil's employment terminates because of death or disability, he (or his beneficiaries in the case of death) will receive continuation of base salary and, in the case of termination other than for cause, certain fringe benefits for two years. If Mr. Cecil's employment ends other than for cause, he will receive up to $100,000 in relocation expenses. Upon termination of Mr. Cecil's employment for any reason other than for cause, he will receive a prorated portion of his bonus. Upon termination of Mr. Cecil's employment for any reason, the Company will provide certain medical benefits to Mr. Cecil and his spouse for their joint lives, provided that the cost of such benefits will not exceed $11,000 per year plus an annual adjustment to reflect increases in the cost of such benefits. In the event his employment terminates due to death or disability, his benefits will be offset to the extent of any disability or death benefits payable under any Company benefit plan. For a period of 60 months following Mr. Cecil's termination of employment with the Company, Mr. Cecil may not perform services for any direct competitor of the Company and may not solicit any of the Company's employees to become employed by any other business enterprise. Covenants not to compete are generally not enforceable under California law.

     Under the employment agreement, the Company has agreed to indemnify Mr. Cecil to the fullest extent permitted by law so long as Mr. Cecil acts in good faith. Failure by the Company to provide such indemnification is deemed to be a breach of the employment agreement and may be deemed a termination of Mr. Cecil's employment other than for cause.

     Mr. Knutson joined the Company in March 1994 as Vice President -- Legal, Senior General Counsel and Secretary and entered into an employment agreement with the Company at that time. The agreement provides that if, within two years of a change of control of the Company, the Company terminates Mr. Knutson's employment other than for cause, or he is constructively discharged, or his employment terminates due to death or disability, he, or his beneficiaries, will receive continuation of base salary and fringe benefits for six months or up to 12 months if the executive is unable to obtain subsequent employment. For purposes of the agreement, fringe benefits exclude bonus, profit sharing, deferred compensation or incentive compensation plans. In the event Mr. Knutson's employment is terminated by the Company for cause, he will receive no benefits except as may be provided by the Company's employee benefit plans generally. Under the agreement, a termination is "for cause" only if such termination results from gross misconduct of the executive that is materially injurious to the Company. The agreement also contains a two-year non-compete covenant which takes effect upon termination of Mr. Knutson's employment. However, such covenants are generally not enforceable under California law.

     The Company entered into employment agreements with Messrs. Houston and Kannappan in November 1996 and March 1996, respectively. Such agreements are similar to the agreement with Mr. Knutson.

     From February 1997 until March 1998, Mr. Cooper was employed by the Company under an agreement similar to the agreements with other senior executives of the Company. In March 1998, the Company entered into an agreement with Mr. Cooper superseding Mr. Cooper's prior employment arrangements with the Company. The March 1998 agreement provides that Mr. Cooper will serve as the Company's Senior Vice President and Chief Corporate Strategy Officer. Mr. Cooper will receive a base salary under the agreement and certain other benefits and allowances. The March 1998 agreement also contains a one-year noncompete clause.

     See also "Proposal Two -- Summary of 1993 Plan -- Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger, Sale of Assets or Change in Control."

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee (the "Committee") of the Board of Directors is responsible for reviewing and approving the Company's executive compensation policies and the compensation paid to the executive officers. The Committee is comprised of the members named below, all of whom are non-employee directors.

     Following is the report of the Committee describing compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended March 28, 1998. The information contained in such report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

     Compensation Policies. The Company's basic compensation philosophy is founded on the idea that compensation should be tied to performance. This philosophy is reflected in the structure of the Company's compensation program, which is designed to link executive compensation to the performance of the Company as well as to the individual contribution of each executive and to make a certain portion of each executive's compensation variable as opposed to fixed. The Company's performance-based compensation program is a total system consisting of base salary and "at risk" incentives that reward executives for the achievement of performance levels designed to increase the stockholder value of the Company. A significant portion of each executive's compensation is dependent upon meeting certain financial goals of the Company and individual performance objectives.

     The guiding principles which form the basis for the Company's compensation program are to (i) provide a total compensation package that will attract highly qualified executives to the Company, motivate such individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are essential for building the Company's business and long-term stockholder value; (ii) establish annual incentives for senior executives that are directly tied to the overall financial performance of the Company as well as to individual performance goals; and (iii) implement long-term incentives to focus executives on managing the Company from the perspective of an owner with an equity stake in the business and align executive compensation with benefits realized by the Company's stockholders.

     There are five basic components of the Company's compensation program: (i) annual cash compensation in the form of base salary; (ii) annual incentive bonuses which reward executives for achievement against preestablished goals;
(iii) long-term incentive stock options, which are designed to align compensation incentives with the interests of the Company's stockholders; (iv) compensation and employee benefits generally available to employees of the Company, such as the Company's nonqualified cash quarterly profit sharing plan and qualified defined contribution savings plan, including an annual profit sharing component and a qualified salary deferral program under Section 401 (k) of the Internal Revenue Code; and (v) discounted sales of Company Common Stock to senior executive officers pursuant to the Senior Executive Stock Purchase Plan in order to increase investment by such executive officers in the Company and align their interests with other stockholders.

     Base Salaries. Base salaries for the Company's executive officers are determined by evaluating each executive's scope of responsibility, prior experience and salary history with a focus on such executive's past performance with the Company and/or expected contribution to the Company's future success. For reference, the Company participates in various executive compensation surveys covering similar industries and publicly-held companies in the San Francisco Bay Area and uses this data to assist it in analyzing competitive salary information in connection with determining appropriate salary levels for the Company's executive officers. After analyzing the surveys, the Chief Executive Officer recommends an annual salary increase budget for approval by the Compensation Committee and further recommends salary increases within such budget for the individual executives on the basis of individual performance during the preceding 12 months as measured against preestablished objectives related to each individual's respective area of responsibility. Performance objectives are proposed by the individual executive, and, thereafter, negotiated and agreed to between the executive and the Chief Executive Officer. For fiscal year 1998, individual adjustments in annualized base salary for the four Named Executive Officers (other than the Chief Executive Officer) named in this proxy statement ranged from 0% to 29.2%.

     Incentive Bonus Awards. Under the Company's Executive Bonus Plan for fiscal 1998, incentive cash payments (regular and supplemental bonuses) were based on the achievement of certain Company operating profit targets as well as individual objectives. A portion of the bonus awards earned under the plans described below were paid on a quarterly basis during fiscal 1998 and fourth quarter and supplemental bonus awards were paid in May 1998 after the close of the fiscal year. The plan is composed of two programs consisting of a regular and a supplemental bonus plan, each designed to reward the performance of officers and certain key employees designated by the Chief Executive Officer, subject to the approval of the Compensation Committee. Under either plan, no bonuses are earned unless the Company meets the profitability targets set by the Board of Directors, regardless of the achievement of individual performance goals by the participants. Under the regular bonus plan, a participant becomes eligible to earn up to a certain percentage of base salary if the Company achieves certain operating profit targets defined by the Board of Directors, provided such executive achieves certain individual performance objectives. Such percentage varies among executives depending upon position, but in no case exceeds 40% except with respect to the Chief Executive Officer for whom the percentage is 60%. Individual performance objectives are proposed by the individual executive and, thereafter, negotiated and agreed to between the executive and the Chief Executive Officer. A portion of such bonus is paid on a quarterly basis to the eligible participants who must be employed by the Company on the day the bonus is paid. Such bonuses are paid only after the Company achieves the established targets as follows: when the year-to-date operating profit achieved equals at least 75% of the year-to-date operating profit target set by the Board of Directors, eligible participants may receive up to 50% of eligible bonus awards, or some smaller percentage of such bonus depending upon achievement of individual performance objectives. The percentage payout of bonus may be increased to 75% of eligible bonus if the year-to-date operating profit achieved equals at least 90% of the year-to-date operating profit target and up to 100% of eligible bonus if the year-to-date operating profit achieved equals at least 100% of the year-to-date operating profit target. In all cases, the actual bonus percentage paid to an individual executive depends on the percentage achievement of such executive's individual performance objectives. For example, if the Chief Executive Officer determines that an executive has achieved 80% of his or her predetermined performance objectives, the executive will receive 80% of the bonus award for which he or she is eligible.

     In addition to the regular bonus plan, the Company maintains a supplemental bonus plan pursuant to which participants may earn up to 100% of base salary (including amounts earned under the regular bonus plan described above) if the Company significantly exceeds operating profit targets established by the Board of Directors. The supplemental bonus amounts are payable from a pool comprised of 25% of the operating profits, if any, which the Company earns beyond the operating profit targets established under the regular bonus plan. Participants are eligible to share in the supplemental bonus pool pro-rata based on the ratio of such participant's annual base salary to the aggregate base salaries received by all eligible participants. Total bonuses paid under both the regular and supplemental bonus plans cannot exceed 100% of a participant's annual base salary paid. The percentage of bonus earned by each participant under the supplemental bonus plan, as is the case under the regular bonus plan, is based on such participant's percentage achievement measured against pre-established individual performance objectives as determined by the Chief Executive Officer. Supplemental bonus amounts are payable within 90 days after completion of the Company's audited financial statements at fiscal year end to participants who must be employed by the Company on the payment date. In the event of death of a participant during the second half of the fiscal year, in which case such participant will be treated as having been employed on the payment date and any supplemental bonus earned will be paid to such participant's estate. Additionally, the plan provides for the payment prior to the end of a calendar year (at the option of the Compensation Committee) of 75% of estimated bonus awards under both the regular and the supplemental bonus plans based on a forecast by the Chief Executive Officer of operating profits for the fiscal year and an estimate of bonus attainments. If such early payment is made, participants who elect to receive the early payout of bonus awards under this feature of the plan are required to sign a written agreement promising to repay any amount paid that exceeds the amount ultimately determined that the participant is entitled to receive under the plans based on final audited operating profits. No such early payments were approved or made during fiscal 1998.

     The Company's operating profits improved by 23.9% in fiscal year 1998 and the Company achieved better than 100% of the operating profit targets as defined by the Board of Directors for purposes of the regular and supplemental bonus plans. Accordingly, participants were eligible to receive, and bonuses were paid, up to 100% of eligible bonus amounts under both bonus plans.

     Stock Options. The Company provides long-term incentives to executive officers through its 1993 Stock Plan, adopted by the Board of Directors in September 1993. In order to attract and retain highly qualified executives and to ensure that the interests of the executive officers will coincide with the interests of the Company's stockholders, stock options constitute a significant portion of the Company's incentive compensation program for executives. Options granted under the 1993 Stock Plan incorporate vesting schedules to encourage employees to remain with the Company. Generally, in granting options to executives, the Compensation Committee takes into consideration the individual's position with the Company, responsibilities, past performance and future potential to influence the long-term growth and profitability of the Company, as well as the individual's existing equity interest in the Company, giving primary weight to position, responsibilities and performance.

     Senior Executive Stock Purchase Plan. On November 4, 1996 the Board of Directors adopted the Company's Senior Executive Stock Purchase Plan (the "SEP") effective as of January 1, 1997 to facilitate purchases of Company stock by senior executives and thus create long-term incentives to focus executives on managing the Company and align executive compensation with benefits realized by the Company's stockholders. The SEP is a voluntary plan and its goal is to encourage the Chief Executive Officer and all senior executives who participate in the Company's Supplemental Bonus Plan to acquire, over a five year period, Company stock with a value, in the case of the CEO, of twice annual base salary, and in the case of the other participants, equal to annual base salary. For purposes of evaluating whether the target ownership levels are met, stock purchases, exercise of options, and stock held in the Company's Basic Deferred Compensation Plan, the Company's Annual Profit Sharing/Individual Savings Plan (401k Plan) and the executive's Individual Retirement Account are aggregated. To encourage such purchases, the Company offers treasury shares to the participating senior executives at a discount. Shares are sold under the SEP at a price equal to the greater of (i) 95% of the price set by the Board of Directors on an annual basis or (ii) 85% of the fair market value of the stock on the date of the transaction. However, if the fair market value falls below the

Board's annual set price, then a 5% discount off the fair market value on the date of the transaction applies. The Board has set an annual price for 1998 of $35.375 per share. To facilitate purchases necessary to achieve the target levels of stock ownership, the Company also offers a loan program, with the amounts borrowed to be repaid on a periodic basis within five years or less, to be evidenced by a promissory note, and secured by the stock purchased and by a personal guarantee. To date no such loans have been made.

     Compensation of Chief Executive Officer. The compensation of the Chief Executive Officer in fiscal 1998 was approved by the Compensation Committee pursuant to an employment agreement (the "Employment Agreement") between the Company and the Chief Executive Officer (described in this Proxy Statement under the caption "Additional Information -- Employment Agreements and Change-in-Control Arrangements"). In making compensation decisions with respect to the Chief Executive Officer, the Compensation Committee refers to Mr. Cecil's Employment Agreement, and also generally applies the compensation philosophy described above. Mr. Cecil received 100% of the bonus amount for fiscal 1998 for which he was eligible under the Company's regular and supplemental bonus plans. Mr. Cecil's fiscal 1998 bonus was determined (pursuant to his Employment Agreement) in accordance with the Company's Executive Bonus Plan approved by the Board of Directors. The Company did not issue any new stock option grants to Mr. Cecil during fiscal years 1996, 1997 or 1998.

     Tax Deductibility of Executive Compensation. Beginning in 1994, Section 162 of the Internal Revenue Code of 1986, as amended (the "Code"), limits the federal income tax deductibility of compensation, other than performance-based compensation within the meaning of Section 162(m), paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such individual does not exceed $1 million. Based on the Company's current compensation plans and policies, the Company and the Committee believe that, for the near future, there is little risk that the Company will lose any material tax deduction for executive compensation.

                                          Members of the Compensation Committee:

                                          John Mowbray O'Mara
                                          Trude C. Taylor
                                          J. Sidney Webb

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In September 1993, the Board of Directors of the Company appointed a Compensation Committee consisting of directors Taylor and Webb. Mr. O'Mara was appointed to the Compensation Committee in March 1994. Mr. Taylor is a former officer and director of Zehntel, a former subsidiary of the Company's former operating subsidiary, Plantronics, Inc. He served as Chairman of the Board of Zehntel from 1984 to 1987 and as Chief Executive Officer of Zehntel from 1984 to 1985.

COMPANY'S STOCK PERFORMANCE

     Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the NYSE Stock Market index and a peer group index for the period commencing on the morning of January 20, 1994 and ending on March 27, 1998. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

     The graph assumes that $100 was invested on the morning of January 20, 1994 in the Company's Common Stock at the initial public offering price of $6.25 per share (which number reflects the Company's 1997 2-for-1 stock split) and in each index (based on prices from the close of trading on January 19, 1994), and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. The Company operates on a 52 or 53 week fiscal year which ended on Saturday, March 28, 1998. Under the assumptions stated above, over the period from January 20, 1994 to March 27, 1998 the total return on an investment in the Company would have been 652%, as compared to 241% for the NYSE Stock Market index and 193.8% for the NYSE/Amex/Nasdaq Communications Equipment Stocks index shown below.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

                             PERFORMANCE GRAPH FOR
                               PLANTRONICS, INC.

     Provided by the Center for Research in Security Prices. Produced on June 10, 1998, including data through March 27, 1998.

        Measurement Period                                                   Industry Group
      (Fiscal Year Covered)              Company           Stock Index            Index
1/19/94                                    100                  100                 100
3/31/94                                    122                 94.8                92.3
3/31/95                                    221                107.5               116.7
3/29/96                                    302                141.4               159.4
3/27/97                                    344                168.7               166.1
3/27/98                                    652                  241               193.8

                              CERTAIN TRANSACTIONS

     The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal year 1998, all filing requirements applicable to its executive officers and directors were complied with.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          For the Board of Directors

                                          John A. Knutson
                                          Secretary
Dated: June 26, 1998

                                  DETACH HERE

          This Proxy is solicited on behalf of the Board of Directors

                               PLANTRONICS, INC.

                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                 July 30, 1998


        The undersigned stockholder of PLANTRONICS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 26, 1998, and hereby appoints Robert S. Cecil and John A. Knutson, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of PLANTRONICS, INC. to be held on July 30, 1998 at 12:00 p.m. local time, at The Museum of Art and History at the McPherson Center, 705 Front Street, Santa Cruz, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

                                 DETACH HERE

     Please mark
[X]  votes as in
     this example.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE 1,300,000 SHARE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE COMPANY'S 1993 STOCK PLAN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     1.  Election of Directors.

         NOMINEES: Robert S. Cecil; Robert F.B. Logan; M. Saleem Muqaddam; John Mowbray O'Mara; Trude C. Taylor; J. Sidney Webb; and David A. Wegmann

            [ ] FOR ALL NOMINEES      [ ] WITHHELD FROM ALL NOMINEES

         [ ] __________________________________________
               For all nominees except as noted above

                MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [ ]

     2. PROPOSAL TO INCREASE BY 1,300,000 SHARES THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE COMPANY'S 1993 STOCK PLAN.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

     3. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR FISCAL 1999.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

         and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


Signature: ______________ Date: _______ Signature: ______________ Date: _______